EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
925.948.3686

CENTRAL GARDEN & PET ANNOUNCES RECORD FOURTH QUARTER AND FULL

YEAR RESULTS FOR FISCAL 2004

19% Net Income Growth for the Full Year; 13% Growth for the Quarter

15% Increase in EPS for the Full Year; 9% for the Quarter

WALNUT CREEK, CALIFORNIA, November 18, 2004 – Central Garden & Pet Company (NASDAQ: CENT) today announced record fourth quarter and full year results for its fiscal year ended September 25, 2004.

For the fourth quarter of fiscal 2004 the Company reported net sales of $310.8 million, up 21% from $257.4 million in the comparable 2003 period. Net income for the quarter increased 13% to a record $5.2 million, or $0.25 per diluted share, from $4.6 million, or $0.23 per diluted share, in the year ago period. Depreciation and amortization for the quarter was $4.9 million compared to $4.6 million in the year ago period.

Net sales for fiscal year 2004 were $1.27 billion, an increase of 11% from $1.15 billion in fiscal 2003. Net income for the year increased 19% to a record $41.3 million from $34.6 million in the prior year. Diluted earnings per share were $1.99, a 15% increase over the prior year. Depreciation and amortization for the year was $18.5 million compared to $17.9 million in the prior year.

“The strong results for the quarter conclude a solid year for our company,” noted Glenn Novotny, President and Chief Executive Officer of Central Garden and Pet. “We produced record results and believe we are positioned for a stronger 2005.”

The Company reiterated its fiscal 2005 guidance. Net sales for the year are projected to be between $1.40 billion and $1.43 billion, an increase of approximately 11% when compared with fiscal year 2004. Operating income is expected to be between $102 million and $108 million. Net income is expected to be between $52 million and $55 million, an increase of approximately 25% when compared with fiscal year 2004. Earnings per fully diluted share are expected to be between $2.42 and $2.52. These projected results do not include the impact from any future acquisitions.

“Our growing portfolio of leading garden and pet brands combined with expanding margins continue to produce solid financial momentum,” concluded Mr. Novotny. “We plan to continue growing the business, through innovation and acquisitions, to deliver superior products and services to our customers and returns to our shareholders.”

The Company will discuss its fourth quarter and full year fiscal 2004 results on a conference call today at 4:30 p.m. EST. The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.centralgardenandpet.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Oceanic, Kent Marine, Energy Savers Unlimited, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws and Interpet. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, AMDRO and Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings including, without limitation, the resolution of litigation between the Company and Hebert Axelrod. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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Central Garden & Pet Company

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 25, 2004	September 27, 2003	September 25, 2004	September 27, 2003
Net Sales	$310,760	$257,441	$1,266,526	$1,145,001
Cost of Goods Sold and Occupancy	218,483	186,517	882,227	811,562

Gross Profit	92,277	70,924	384,299	333,439

Selling, General and Administrative Expenses	79,864	61,300	302,227	261,098

Income from Operations	12,413	9,624	82,072	72,341

Interest Expense	(4,759)	(5,068)	(18,282)	(19,747)
Interest Income	118	406	529	545
Other Income	88	629	2,023	2,522

Income Before Income Taxes	7,860	5,591	66,342	55,661

Income Taxes	2,650	992	24,992	21,020

Net Income	$5,210	$4,599	$41,350	$34,641

Basic Earnings Per Common Share:	$0.26	$0.23	$2.06	$1.79

Diluted Earnings Per Common Share:	$0.25	$0.23	$1.99	$1.73

Weighted Average Shares Outstanding
Basic	20,271	19,673	20,036	19,327
Diluted	20,966	20,415	20,801	20,081

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 25, 2004	September 27, 2003
Assets
Current Assets:
Cash & Cash Equivalents	$27,157	$77,604
Accounts Receivable	183,979	146,075
Inventories	237,913	217,156
Other Current Assets	18,499	15,222

Total Current Assets	467,548	456,057

Property & Equipment - Net	105,612	101,538

Goodwill	338,384	222,780
Other Assets	53,366	48,723

Total	$964,910	$829,098

Liabilities & Shareholders’ Equity
Current Liabilities:
Accounts Payable	$105,933	$105,103
Accrued Expenses	67,636	47,061
Current Portion of Long-Term Debt	1,025	1,028

Total Current Liabilities	174,594	153,192

Long-Term Liabilities	304,775	249,225
Other Long-Term Obligations	5,745	1,585

Shareholders’ Equity	479,796	425,096

Total	$964,910	$829,098